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                                                                     EXHIBIT 4.6



                               AMENDMENT AGREEMENT

        THIS AMENDMENT AGREEMENT, dated as of September 30, 1998, is by and among TERA COMPUTER COMPANY, a Washington corporation (the "Company"), and ADVANTAGE FUND II LTD., a British Virgin Islands corporation ("Advantage"), and KOCH INDUSTRIES, INC., a Kansas corporation ("Koch" and, collectively with Advantage, the "Buyers").

        WHEREAS, the Company and the Buyers entered into a Subscription Agreement, dated as of September 30, 1998 (the "Subscription Agreement"), pursuant to which the Company issued to the Buyers certain shares of the Company's common stock, $.01 par value ("Common Stock"), and warrants to purchase shares of Common Stock, and in connection therewith the Company and each of the Buyers entered into separate Registration Rights Agreements, dated as of September 30, 1998 (the "Registration Rights Agreements"); and

        WHEREAS, the Company and the Buyers have been informed that certain provisions of the Subscription Agreement may be construed, under generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission, as requiring that the Company classify the shares of Common Stock issued or issuable to the Buyers as "redeemable" shares of Common Stock on the Company's financial statements; and

        WHEREAS, neither the Company nor the Buyers intended that the shares of Common Stock issued or issuable to the Buyers be so classified; and

        WHEREAS, the parties desire to correctly state their intent and understanding;

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereby agree as follows:

1. The Subscription Agreement is hereby amended by adding the following clauses to the end of Section 7(b) thereof:

        "Notwithstanding Sections 7(a), 7(c) and any other provision of this Agreement, if a Repurchase Event occurs by reason of the occurrence of an event described in clause (i), (ii) or (v) of Section 7(b) above, and such occurrence is by reason of events which are not solely within the control of the Company, then the Company, in its sole discretion, may elect not to repurchase any or all of the Common Shares and, if the Company so elects, each Buyer hereby waives any and all rights to require the Company to so repurchase such Common Shares under such clauses. In order to make such



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election, the Company shall so notify each Buyer which has submitted a
Repurchase Notice with respect to such event and shall deliver to each such Buyer an Auditor's Determination (as defined below) within ten (10) Business Days after the Company's receipt of the Repurchase Notice. If the Company so elects and notifies each such Buyer, then for each thirty (30) days that such Repurchase Event continues to exist, which period shall commence as of the first Business Day of the event which gave rise to such Repurchase Event, the Company shall issue to each such Buyer shares of Common Stock (the "Repurchase Shares") equal to six percent (6%) of the number of Common Shares acquired hereunder and beneficially held on the Determination Date (as defined below) by the Buyer (pro rated for any period of, or in case the Repurchase Event ceases to exist in, less than thirty (30) days). For purposes of this Section 7(b), a "Determination Date" means the last day of each calendar month in which the Repurchase Event continues. Such Repurchase Shares shall be issued by the Company within three Business Days after each Determination Date. When issued and delivered to such Buyer, the Repurchase Shares shall be duly authorized, validly issued, fully paid and nonassessable.

        "For purposes of this Section 7, (A) a Repurchase Event described in clause (i), (ii) or (v) of the definition of the term "Repurchase Event" in
Section 7(b) or (B) a requirement of the Company to make a payment pursuant
Section 7(f), shall be deemed to have occurred by reason of events which are not solely within the control of the Company if a requirement of the Company to repurchase, or a right of any holder of Common Shares to require repurchase of, Common Shares pursuant to such clauses of Section 7(b), or the requirement of the Company to make a payment pursuant to Section 7(f), would result in the Company being required to classify the Common Shares as redeemable common stock on a balance sheet of the Company prepared in accordance with generally accepted accounting principles and Regulation S-X of the Securities and Exchange Commission.

        "For purposes of this Section 7, the term "Auditor's Determination" shall mean a written determination signed by the Auditors concurring with the Company's conclusion that (A) the Repurchase Event described in the applicable clause (i), (ii) or (v) of the definition of Repurchase Event in Section 7(b) or
(B) the requirement of the Company to make a payment pursuant to Section 7(f), was due to the occurrence of events which were not solely within the control of the Company, as such phrase is defined in the immediately preceding paragraph. The Auditors' Determination shall (i) set forth in reasonable detail all relevant facts considered by the Auditors in connection therewith, (ii) set forth all applicable accounting principles and assumptions used, and (iii) set forth in reasonable detail or attach copies of all legal, expert and other advice or information used by the Auditors in reaching their conclusion. To the extent any facts are assumed for purposes of the Auditor's Determination, the validity of such conclusion or



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determination shall depend upon such assumed facts being true and complete in all material respects.

        "For purposes of this Section 7, the term "Auditors" shall mean the nationally recognized independent accounting firm then serving as the Company's auditors or such other "big five" nationally recognized independent accounting firm (including successors thereto) as the Company may designate. The fees and expenses of the Auditors shall be paid by the Company."

2. The Subscription Agreement is hereby amended by adding a new Section 7(h) at the end of Section 7 thereof:

               (h) SHARE LIMITATION EVENTS. Notwithstanding any other provision of this Agreement, if a Share Limitation Event (as defined below) occurs by reason of events which are not solely within the control of the Company, the Company shall have the right to give a notice (a "Share Limitation Notice"), accompanied by an Auditor's Determination, to the Buyer at any time after such Share Limitation Event occurs and prior to the earlier of (1) the date on which the Buyer's right (other than as limited by this Section 7(h)) to receive a cash payment pursuant to Section 7(f) by reason of the occurrence of such Share Limitation Event expires and (2) the date on which the Company is obligated to make a payment to the Buyer pursuant to Section 7(f). If the Company timely gives a Share Limitation Notice and an Auditor's Determination to the Buyer, then, in lieu of making the payment required by Section 7(f) or issuing Repurchase Shares pursuant to Section 7(b), pursuant to a notice given by the Buyer by reason of such Share Limitation Event, on the next Adjustment Date to occur the Adjustment Price shall be reduced to 80% of the amount such Adjustment Price would otherwise be. On or after the date the Company gives such Share Limitation Notice, upon notice from the Buyer, the Company promptly shall call a special meeting of its shareholders, to be held not later than 60 days after such notice is given, to seek the Shareholder Approval for the issuance of all shares of Common Stock issuable in accordance with this Agreement without regard to the Rule and shall use its best efforts to obtain the Shareholder Approval. The Company shall prepare and file with the SEC within 20 days after such notice is given preliminary proxy materials which set forth a proposal to seek such Shareholder Approval. The Company shall provide the Buyer an opportunity to consult with the Company regarding the content of such proxy materials insofar as it relates to the Shareholder Approval by providing copies of such preliminary proxy materials and any revised preliminary proxy materials to the Buyer a reasonable period of time prior to their filing with the SEC. The Company shall furnish to the Buyer a copy of its definitive proxy materials for such special meeting and any amendments or supplements thereto promptly after the same are mailed to shareholders or filed with the SEC. Upon the earlier of
(i) the failure to obtain Shareholder



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Approval in accordance with Section 7(f), (ii) the failure to obtain the
Shareholder Approval at the special meeting provided in this paragraph or (ii) the failure to hold such special meeting within such 60-day period provided in this paragraph, the Company shall so notify the Buyer and such of the following as shall be specified by notice to the Company from the Buyer shall occur: (1) on the next Adjustment Date to occur the Adjustment Price shall be reduced to 70% of the amount such Adjustment Price would otherwise be and (2) the Company shall promptly file applications and take all other actions necessary to (i) list the Common Stock for trading and quotation on the OTC Bulletin Board or such other securities market or exchange which will not restrict the number of shares of Common Stock issuable under this Agreement and (ii) upon filing such applications, request the immediate removal of the Common Stock from listing on the securities market on which it is then listed which restricts the issuance of shares of Common Stock under this Agreement without the Shareholder Approval. Upon obtaining such Shareholder Approval or listing, as the case may be, the Company shall promptly issue all Adjustment Shares and Repurchase Shares due through the date of such issuance.

        For purposes of this Section 7, the term "Share Limitation Event" means a time at which the Company is unable to issue all Adjustment Shares or Repurchase Shares otherwise required to be issued by this Agreement by reason of the restrictions set forth in the Rule and the Company has not obtained a waiver thereof.

3. Each of the respective Registration Rights Agreements is hereby amended as follows:

        (a) The definition of "Registrable Securities" in Section 1 thereof is amended to read in its entirety as follows: "Registrable Securities" means the Common Shares, the Warrant Shares and the Repurchase Shares."

        (b) Clause (i) of Section 2(a) is hereby amended to change the term "150%" to "170%."

        (c) The third sentence of Section 2(a) is hereby amended to insert the words "and Repurchase Shares" after each of the two references to "Adjustment Shares" in such sentence.

4. This Agreement is binding upon each Buyer, any holder which acquires the Common Shares from the Buyers (other than by transfers consummated pursuant to the Registration Statement and Prospectus or pursuant to Rule 144 or another exemption from registration under the 1933 Act), and any and all successors and assigns of the Buyers. The Buyers hereby agree to deliver this document to all assignees of the Subscription Agreement, the Registration Rights Agreements and of the Common Shares (other than



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pursuant to transfers consummated pursuant to the Registration Statement and
Prospectus, or pursuant to Rule 144 or another exemption from registration under the 1933 Act).

5. The recitals made above are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as though set forth in full in this Section.

6. This Agreement is effective as of September 30, 1998.

7. All defined terms not defined herein are used as defined in the Subscription Agreement.

8. The Company shall pay each Buyer's reasonable expenses, including attorney's fees and costs, incurred in connection with the preparation of this Agreement.

9. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. Any change or modification of this Agreement shall not be valid unless the same shall be in writing and executed by all of the parties hereto. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

10. This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A telephone line facsimile copy of the Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

11. Except to the extent expressly amended hereby, the terms and provisions of the Subscription Agreement and the Registration Rights Agreements are hereby confirmed.



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        IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyers and the Company by their respective officers thereunto duly authorized as of the date first set forth above.

TERA COMPUTER COMPANY                      ADVANTAGE FUND II LTD.

By /s/ James E. Rottsolk                   By /s/ Walter Reich
      James E. Rottsolk                       Name: Walter Reich
      President                               Title:  Secretary




                                           KOCH INDUSTRIES, INC.

                                           By /s/ Josh Taylor
                                              Name: Josh Taylor
                                              Title: Vice President- Equity Arb.



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